Exhibit 1.1

INVESTMENT BANKING GROUP

March 21, 2016

Boards of Directors

Ottawa Savings Bancorp MHC

Ottawa Savings Bancorp, Inc.

Ottawa Savings Bank

925 LaSalle Street

Ottawa, IL 61350

Attention:	Mr. Jon L. Kranov

Chairman. President and Chief Executive Officer

Ladies and Gentlemen:

We understand that the Boards of Directors of Ottawa Savings Bancorp MHC (the “MIIC”) and its subsidiaries, Ottawa Savings Bancorp, Inc. (“Ottawa Savings”) and Ottawa Savings Bank (the “Bank”), are considering the adoption of a Plan of Conversion and Reorganization (the “Plan”) pursuant to which the Company will be converted from mutual holding company to stock holding company form, and all of the shares of Ottawa Savings currently outstanding (other than shares held by the MHC) will be exchanged for shares of common stock of a successor stock holding company to be formed in connection with the reorganization (the “Holding Company”). Concurrently with the reorganization, the Holding Company also intends to offer and sell certain shares of common stock (the “Shares”) in a public offering. The MHC, Ottawa Savings, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company” and their respective Boards of Directors are collectively referred to herein as the “Board.”

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible depositors of the Bank and the Company’s tax-qualified employee stock benefit plans in a subscription offering (the “Subscription Offering”) and, concurrently and subject to the prior rights of eligible depositors, to certain persons in a community offering, with a preference given in the community offering to residents of the Bank’s community (the “Community Offering,” and together with the Subscription Offering, the “Subscription and Community Offering”). Shares not subscribed for in the Subscription and Community Offering, if any, may be offered to the general public in a syndicated community offering (the “Syndicated Offering”). The Subscription and Community Offering and any Syndicated Offering are collectively referred to herein as the “Offering.” Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering and this letter (the “Agreement”) is to confirm the terms and conditions of our engagement.

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

Boards of Directors Ottawa Savings Bancorp MHC Ottawa Savings Bancorp, Inc. Ottawa Savings Bank March 21, 2016 Page 2

MARKETING AGENT SERVICES

In connection with our engagement, we anticipate that our services will include the following:

1.	Consulting as to the financial and securities market implications of the Plan and any related corporate documents;

2.	Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Holding Company’s common stock;

3.	Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting in the design, implementation and execution of a marketing strategy for the Offering;

5.	Assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering, including assistance in preparing presentation materials for such meetings; and

6.	Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

Sandler O’Neill will act as exclusive marketing agent for the Company in the Subscription and Community Offering and will serve as sole manager of the Syndicated Offering. Sandler O’Neill may also seek to form a syndicate of registered dealers to assist in the Syndicated Offering (all such registered dealers participating in the Syndicated Offering, including Sandler O’Neill, the “Syndicate Member Firms”). Sandler O’Neill will consult with the Company in selecting any Syndicate Member Firms and the extent of their participation in the Offering. Pursuant to the terms of the Plan, Sandler O’Neill will endeavor to distribute the Shares among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain Syndicate Member Firms. It is understood that in no event shall any Syndicate Member Firm be obligated to take or purchase any Shares in the Offering.

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FEES

For its services in the Subscription Offering, the Company agrees to pay to Sandler O’Neill a fee of 1.50% of the aggregate Actual Purchase Price of all Shares sold in the Subscription Offering, excluding Shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, and (ii) any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust).

For its services in the Community Offering, the Company agrees to pay to Sandler O’Neill a fee of 2.50% of the aggregate Actual Purchase Price of all Shares sold in the Community Offering.

For its services in the Syndicated Offering, the Company agrees to pay to Sandler O’Neill a fee of 6.00% of the aggregate Actual Purchase Price of all Shares sold in the Syndicated Offering.

For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the Shares are sold in the Offering. It is understood and agreed that no fee shall be paid with respect to any shares of the Holding Company’s common stock issued to minority stockholders in exchange for their current shares as a result of the reorganization. All fees payable hereunder shall be due and payable in immediately available funds by wire transfer at the time of the closing of the Offering.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, travel, meals, lodging, postage, syndication and document production expenses; provided, however, such expenses shall not exceed $125,000 in the aggregate without the Company’s prior approval, which expense cap shall be increased to $150,000 if a Syndicated Offering is undertaken. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

In recognition of the long lead times involved in the stock offering process, the Company agrees to make an advance payment to Sandler O’Neill in the amount of $25,000, payable upon execution of this letter, which shall be credited against any reimbursement of expenses payable hereunder. In the event that the advance payment exceeds the amount due in reimbursement of expenses hereunder, the excess shall be refunded to the Company.

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As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Company’s counsel, accountants, records management agent and other advisors. In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company, The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O’Neill’s and any other broker-dealer’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this Agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the

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Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder who have agreed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill in breach of the confidentiality provisions contained herein, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill, its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (each such firm and person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided further that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (b) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O’Neill.

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The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this Agreement.

DEFINITIVE AGREEMENT

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (i) the obligations set forth under the captions “Costs and Expenses,” “Confidentiality” and “Indemnification,” and (ii) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription and Community Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the Offering.

REPRESENTATIONS

The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement, the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this Agreement has been duly authorized, executed and delivered by the Company.

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TERMINATION OF ENGAGEMENT

Sandler O’Neill’s engagement hereunder may be terminated by the Company or Sandler O’Neill at any time upon 30 days’ written notice to that effect, it being understood that the provisions relating to the payment of fees, costs and expenses, indemnification and the provisions contained under the caption “Representations” will survive any such termination.

MISCELLANEOUS

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Derek Szot
Derek Szot
Authorized Signatory

Accepted and agreed to as of the date first above written:

OTTAWA SAVINGS BANCORP MHC
OTTAWA SAVINGS BANCORP, INC.
OTTAWA SAVINGS BANK

By:	/s/ Jon L. Kranov
Jon L. Kranov
Chairman, President and Chief Executive Officer